NOTICE OF TERMINATION OF TRUST
TO THE CERTIFICATE HOLDERS OF
PPLUS TRUST CERTIFICATES
SERIES LMG-4 CERTIFICATES
(CUSIP NO. Class A CUSIP No. 73941X627; Class B CUSIP No. 73941X619)*

NOTICE IS HEREBY GIVEN that, pursuant to the terms of the Series Supplement dated January 25, 2005, which incorporates the terms of the Standard Terms for Trust Agreements, dated as of November 5, 2004 (the “Standard Terms” and, together with this Supplement, the “Trust Agreement”), between Merrill Lynch Depositor, Inc., as Depositor (the “Depositor”) and The Bank of New York Mellon, as Trustee (the “Trustee”), the Trustee has not received a notice of exercise from the holder of the warrants to purchase the outstanding PPLUS Trust Certificates Series LMG-4 (the “Securities”).  Under the terms of the Trust Agreement, if the Call Warrant Holder chooses not to exercise the Call Warrants within 10 days after notice is given, the holders of Class A and Class B Certificates will receive Underlying Securities in kind, subject to appropriate minimum denominations of the Underlying Securities. The Trustee will divide the principal amount of Underlying Securities (and any cash proceeds) between the Classes in accordance with the Allocation Ratio and distribute each Class' portion to such Class' Certificateholders pro rata to each Certificateholder's last address as it appears in the Certificate Register.  If any Underlying Securities are not so distributed, the Trustee shall sell the Underlying Securities not so distributed and a pro rata portion of the Related Assets held by the Trust, and any liquidation proceeds shall be divided between the Classes in accordance with the Allocation Ratio.  Each Class' portion shall be deposited into such Class' Certificate Account and distributed pro rata to such Class' Certificateholders.

The Underlying Securities and the proceeds will be distributed on March 18, 2013.

To receive this distribution, you must surrender your Securities to the Trustee at the following address:

By Mail or Hand Delivery
The Bank of New York Mellon
111 Sanders Creek Parkway
East Syracuse, New York 13057
Attn: Debt Processing Group

The method of delivery of the Securities to the Trustee is at your option and risk, but, if mail is used, registered mail is suggested.  The distribution will be remitted promptly following the receipt of the Securities by the Trustee.

Withholding of 28% of gross redemption proceeds of any payment made within the United States may be required by the Jobs and Growth Tax Relief Reconciliation Act of 2003 (the “Act”), unless the Trustee has the correct taxpayer identification number (social security or employer identification number) or exemption certificate of the payee.

Certificateholders of the Securities who have questions or wish to discuss this notice may contact The Bank of New York Mellon, 101 Barclay Street, New York, New York 10286, Bondholder Relations (800) 254-2826.

*The CUSIP number listed above is for information purposes only.  Neither the Trustee nor the Depositor shall be responsible for the selection or use of these CUSIP numbers, nor is any representation made to its correctness on the Securities or as indicated in any notice.

By: The Bank of New York Mellon, as Trustee

Dated: March 13, 2013